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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                LOUDCLOUD, INC.

     Loudcloud, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company") hereby certifies as follows:

     A. The Company was originally incorporated under the name of VCellar, Inc. and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on September 9, 1999. An Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 22, 1999.

     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of the Company.

     C. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors.

     D. The Certificate of Incorporation of the Company is hereby amended and restated to read as follows:

                                  "ARTICLE I

     The name of the corporation is Loudcloud, Inc.

                                  ARTICLE II

     The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware Corporation Law as the same exists or may hereafter be amended.
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                                  ARTICLE IV

     The Company is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The aggregate number of shares that the Company shall have authority to issue is 102,500,000 divided into 75,000,000 shares of Common Stock, par value $0.001 per share, and 27,500,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock shall be issued in three series, which shall be designated "Series A Preferred Stock," "Series B Preferred Stock" and "Series C Preferred Stock." The Series A Preferred Stock shall consist of 6,880,292 shares. The Series B Preferred Stock shall consist of 12,496,675 shares. The Series C Preferred Stock shall consist of 7,350,000 shares.

     Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the "Filing Date"), automatically and without any further action by the Company, (i) every two outstanding shares of Common Stock of the Company, par value $0.001 per share, shall be combined and exchanged into one share of Common Stock, par value $0.001 per share, (ii) every two outstanding shares of Series A Preferred Stock of the Company, par value $0.001 per share, shall be combined and exchanged into one share of Series A Preferred Stock, par value $0.001 per share, (iii) every two outstanding shares of Series B Preferred Stock of the Company, par value $0.001 per share, shall be combined and exchanged into one share of Series B Preferred Stock, par value $0.001 per share, and (iv) every two outstanding shares of Series C Preferred Stock of the Company, par value $0.001 per share, shall be combined and exchanged into one share of Series C Preferred Stock, par value $0.001 per share. Such conversion shall be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     Subject to the provisions set forth in Section 6 of this Article IV, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (a) The number of shares constituting that series and the distinctive designation of that series; (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount

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of such sinking fund; (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment of shares of that series; and (h) Any other relative or participating rights, preferences and limitations of that series.

     The rights, preferences, privileges and restrictions granted to and imposed upon the series of Preferred Stock are as follows:

     1. Definitions. For purposes of this Article, the following definitions shall apply:

         (a) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities (other than shares of Preferred Stock) convertible into or exchangeable for Common Stock.

         (b) "Liquidation Preference" shall mean $0.32654 per share for the Series A Preferred Stock, $1.68112 per share for the Series B Preferred Stock and $17.05966 per share for the Series C Preferred Stock (each as appropriately adjusted for any stock splits, stock dividends, reclassifications and the like occurring after the Filing Date).

         (c) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

         (d) "Original Issue Date" shall mean, for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the date upon which the first share of such series of Preferred Stock is first issued.

         (e) "Original Issue Price" shall mean $0.32654 per share for the Series A Preferred Stock, $1.68112 per share for the Series B Preferred Stock and $17.05966 per share for the Series C Preferred Stock (each as appropriately adjusted for any stock splits, stock dividends, reclassifications and the like occurring after the Filing Date).

         (f) "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     2.  Dividends.

         (a) Dividend Preference. The holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Company) on the Common Stock of the Company at the rate of $0.020 per share per annum on each outstanding share of Series A Preferred Stock, $0.134 per share per annum on each outstanding share of Series B Preferred Stock and $1.364 per share per annum on each outstanding share of Series C Preferred Stock (each as appropriately adjusted for any stock splits, stock dividends, reclassifications and the like occurring after the Filing Date) and an amount equal to that paid on the outstanding shares of Common Stock of this Company (as determined on an as-converted basis for the Preferred Stock), when, as and if declared by the Board of Directors of the Company (the "Board of Directors"); provided, however, that the Board of Directors is under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative. No

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rights shall accrue to the holders of the Preferred Stock if dividends are not declared in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. If and to the extent that after payment of the dividends provided for in the first sentence of this paragraph, the Board of Directors shall declare and set aside for payment any other and further amount of cash or property as a distribution (other than a distribution pursuant to Section 3 hereof), such distribution shall be made with equal priority to the Common Stock and the Preferred Stock, with each share of Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate (as defined in Section 4(a)). For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

     (b) Priority of Dividends. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock in any fiscal year unless and until dividends at the rate set forth in subsection (a) above shall have been paid upon all shares of Preferred Stock.

     (c) Distribution. As used in this section, "Distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock) or the purchase of shares of the Company (other than purchases at cost in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

     3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Company (or the deemed occurrence of such event pursuant to subsection 3(d) below) (a "Liquidation Event"), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

         (a) Amount of Liquidation Preference. The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, the Liquidation Preference specified for each share of Preferred Stock then held by them adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Preferred Stock.

     If the assets and funds thus available for distribution among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the aggregate Liquidation Preference for the shares of such Preferred Stock owned by each such holder.

         (b) Distribution after Payment of Liquidation Preference. After payment has been made to the holders of the Preferred Stock of the full preferential amount set forth in Section 3(a) above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by

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multiplying the entire assets and funds of the Company legally available for distribution pursuant to this Section 3(b) by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding.

         (c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock pursuant to paragraph (a) above.

         (d) Deemed Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (unless (i) the holders of at least two-thirds (2/3) of the Preferred Stock then outstanding shall determine otherwise and (ii) the holders of at least twenty percent (20%) of the total number of shares of Series C Preferred Stock then outstanding (excluding shares of Series C Preferred Stock held by holders of Series A Preferred Stock or Series B Preferred Stock) shall determine otherwise), (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (B) a sale of all or substantially all of the assets of the Company.

         (e) Non-Cash Distribution. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                   (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of Preferred Stock.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of such Preferred Stock.

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     4.  Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Original Issue Price divided by the appropriate Conversion Price. The initial Conversion Price per share of Series A Preferred Stock shall be $0.32654 and shall be subject to adjustment as provided herein. The initial Conversion Price per share of the Series B Preferred Stock shall be $1.68112 and shall be subject to adjustment as provided herein. The initial Conversion Price per share of the Series C Preferred Stock shall be $17.05966 and shall be subject to adjustment as provided herein. The number of shares of Common Stock into which each share of a series of Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for each such series. Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this
Section 4, the corresponding Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

         (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the earlier of (i) the consummation of a public offering of Common Stock registered under the Securities Act of 1933, as amended, which is either the subject of a firm underwriting commitment or an on-line offering pursuant to the Dutch-auction process, provided that the aggregate gross proceeds to the Company are not less than $40,000,000 (before deducting underwriting discounts or commissions) (a "Qualifying Public Offering") or (ii) the date upon which the Company obtains the consent of the holders of two-thirds (2/3) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; provided, however, that in connection with the transactions contemplated by Sections 6(b)(iii) and 6(b)(iv), the Company obtains the consent of the holders of at least twenty percent (20%) of the total number of shares of Series C Preferred Stock then outstanding (excluding shares of Series C Preferred Stock held by holders of Series A Preferred Stock or Series B Preferred Stock).

         (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Company. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, further, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or

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destroyed and executes an agreement satisfactory to the Company to indemnify the
Company from any loss incurred by it in connection with such certificates.

     The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with public offering or a Liquidation Event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such public offering or Liquidation Event, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing or consummation of the public offering or Liquidation Event.

         (d) Adjustments to Conversion Prices. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise) into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification, reverse stock split or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

              (ii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon such distribution the amount of securities of the Company which they would have received had their Preferred Stock then converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

              (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization,

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reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

         (e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

         (g) Notices of Record Date. In the event that the Company shall propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other securities or property, or to receive any other rights;

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv)  effect any Liquidation Event;

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least 20 days' prior written notice of the earlier of
(A) the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above or (B) the closing date of such event; provided,

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however, the holders of two-thirds of the then outstanding shares of Preferred
Stock and the holders of at least twenty percent (20%) of the total number of shares of Series C Preferred Stock then outstanding (excluding shares of Series C Preferred Stock held by holders of Series A Preferred Stock or Series B Preferred Stock) may waive the notice period required above. With regard to the matters referenced in (iii) and (iv) above, such written notice shall describe the material terms and conditions of the proposed transaction.

     Each such written notice shall be given as provided in Section 7 below.

         (h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation using its best efforts to obtain the requisite stockholder approval for any necessary amendment to these articles.

     5. Voting. The holders of Preferred Stock and the holders of Common Stock shall vote as a single class except as otherwise provided herein in Section 5(c) and Section 6(b).

         (a) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be rounded to the nearest whole number (with one-half being rounded upward).

         (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

         (c) Election of Directors. The holders of Common Stock shall be entitled to elect one (1) director of the Company at each annual or special election of directors. The holders of Series A Preferred Stock shall be entitled to elect one (1) director of the Company at each annual or special election of directors. The holders of Series B Preferred Stock shall be entitled to elect one (1) director of the Company at each annual or special election of directors. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation at each annual or special election of directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(c), the remaining directors so elected by that class or series may by affirmative vote of a

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majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

     6.  Amendments and Changes.

         (a) No Series Voting. Other than as provided herein or by law, there shall be no voting by a series of Preferred Stock as a separate class.

         (b) Approval by Class. As long as 2,500,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combination, recapitalizations and the like) of the Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of two-thirds (2/3) of the total number of shares of the Preferred Stock then outstanding:

              (i) amend or repeal any provision of, or add any provision to, the Company's Amended and Restated Certificate of Incorporation or Bylaws if such action would alter or change in an adverse manner the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

              (ii) authorize, create or issue shares of any class or series of stock having any preferences, rights or privileges superior to any series of Preferred Stock;

              (iii) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

              (iv) sell, convey or otherwise dispose of or encumber all or substantially all of its property, business, or assets;

              (v) effect any reclassification or recapitalization of any outstanding shares of any class of series of the Company's capital stock;

              (vi)  declare any dividend or distribution upon the Common Stock;

              (vii) repurchase any shares of Common Stock, other than repurchases at cost of shares issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements providing for said right of repurchase; or

              (viii)  amend this Section 6(b).

         (c)  Approval by Series C Holders. In addition to the requirements of
Section 6(b)the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least twenty percent (20%) of the total number of shares of Series C Preferred Stock then outstanding (excluding shares of Series C Preferred Stock held by holders of Series A Preferred Stock or Series B Preferred Stock):

              (i)  take any of the actions described in Section 6(b)(iii) or
Section 6(b)(iv); or

              (ii)  amend this Section 6(c).

     7. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the Company to the holders of Preferred Stock pursuant to this Article IV shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

     8. Status of Converted Stock. In case any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall resume the status of authorized but undesignated and unissued shares of Preferred Stock.

                                   ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, subject to the provisions of this Amended and Restated Certificate of Incorporation, is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

                                   ARTICLE VI

     The number of directors which constitute the whole Board of Directors of the Company shall be determined in the manner specified in the Bylaws of the Company.

                                  ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

                                 ARTICLE VIII

     To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

     The Company shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigate, by reason of the fact that he or she or his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE IX

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

                                   ARTICLE X

     Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

                                  ARTICLE XI

     Except as provided in Section 6 of Article IV and Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

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

     IN WITNESS WHEREOF, Loudcloud, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Company on this 9th day of February 2001.



                                  By:  /s/ Benjamin A. Horowitz
                                       ________________________________________
                                       Benjamin A. Horowitz
                                       President and Chief Executive Officer

                                      -13-